                               SPLITOFF AGREEMENT


     This Splitoff Agreement ("Agreement") is dated as of April 25, 1996, among Utah Resources International, Inc., a Utah corporation ("URI"), MidWest Railroad Construction and Maintenance Corporation, a Wyoming corporation ("MWR"),
Robert D. Wolff ("Bob") and Judith Wolff (Bob and Judith Wolff are collectively referred to as the "Wolffs").

                                    RECITALS

     A. URI, MWR and the Wolffs are parties to a Plan of Share Exchange and Share Exchange Agreement, dated February 16, 1995 (the "Share Exchange Agreement"), pursuant to which the Wolffs exchanged all of their stock in MWR for 590,000 shares of restricted stock of URI, making MWR a wholly-owned subsidiary of URI. The share exchange was accomplished as a tax free reorganization pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code").

     B. The Share Exchange Agreement was consummated in June, 1995, after issuance of a fairness opinion by Brown, Wright & Associates, stating the Share Exchange Agreement was fair, from a financial point of view, to URI and its shareholders. Articles of Share Exchange were filed with the State of Utah in June of 1995.

     C. In August, 1995, a shareholders derivative action captioned as ANNE MORGAN ET AL. V. R. DEE ERICKSON, ET AL. was filed as Case No. 2:95CV-0661C in the United States District Court for the District of Utah (the "Lawsuit") seeking, primarily, a rescission of the Share Exchange Agreement.

     D. The Lawsuit has required much time and attention from the officers and directors of both URI and MWR, and neither company has been able to effectively conduct business since the commencement of the Lawsuit. In addition, the uncertainty created by the Lawsuit has rendered it impossible to make major business decisions which are critical for the continued growth of URI and MWR. Extensive negotiations have been conducted in an effort to settle the Lawsuit, which negotiations have proved unsuccessful. Therefore, the disruption of URI's and MWR's business would, absent this Agreement, continue indefinitely.

     E. URI, MWR, the Wolffs and each of them, therefore, desire to provide for the splitoff by URI of its stock in MWR, in compliance with Section 355 of the Code, on the terms and conditions set forth in this Agreement.

     F. The Wolffs allege that they and MWR have been extensively damaged by URI and URI denies such allegations.

     In consideration of the Recitals and the mutual promises made herein, the parties agree as follows:

     1. INCORPORATION OF RECITALS. The parties mutually acknowledge that the Recitals are true to the best of their knowledge and agree that the Recitals correctly describe generally and in summary fashion the factual underpinning for this Agreement.

     2. SPLITOFF OF MWR. Simultaneously with execution of this Agreement, URI shall transfer all of the outstanding shares of MWR stock to the Wolffs in exchange for the 590,000 shares of URI stock currently owned by the Wolffs.
Such transfer shall be made tax free in accordance with Section 355 of the Code. Each party agrees to make such endorsements and execute such documentation as are reasonably necessary to complete the splitoff contemplated hereby.

     3. RECONCILIATION. The Share Exchange Agreement, the June 13, 1995 Employment Agreement between URI and Bob and the June 13, 1995 Operating Agreement between URI, MWR and Bob are each hereby canceled entirely and of no further effect. Bob hereby relinquishes and waives any and all rights he may have to acquire shares of URI, be an officer or director of URI or any other rights to compensation, benefits, termination payments or other payments provided for in the Share Exchange Agreement, the Operating Agreement and the June 13, 1995 Employment Agreement. Bob represents that the gross intercompany transfer from URI to MWR is $528,000.00 as reflected on Exhibit "A", with MWR receiving a net intercompany transfer through March 31, 1996 of $316,974.17 as also reflected on Exhibit "A". The net intercompany transfers of approximately $316,974.17 in favor of MWR as reflected on Exhibit "A" shall be retained by MWR. Within thirty (30) days from the date hereof, the accountants for URI shall review all intercompany transfers and charges between URI and MWR for the period July 1, 1995 through March 31, 1996 and verify the exact amount of such transfers and charges. Such verification shall include the review of items on Exhibit "A" and all other intercompany transfers and charges. In the event such intercompany transfers and charges in favor of MWR exceed $316,974.17 for the period July 1, 1995 through March 31, 1996, MWR shall immediately pay such difference to URI. In the event such intercompany transfers and charges in favor of MWR are less than $316,974.17 for the period July 1, 1995 through March 31, 1996, URI shall pay such difference to MWR. URI shall reimburse MWR and the Wolffs for all attorneys' fees incurred through March 31, 1996 by the Wolffs in connection with the negotiation and documentation of this Agreement. Except as provided in the previous sentence, each party shall bear its own costs incurred in connection with the negotiation and implementation of this Agreement. MWR and URI shall each be entitled to retain their respective assets, free of any further claim. URI may continue to use MWR's offices and employees and the services of Bob in connection with the separation of the businesses of URI and MWR, without compensation for a period of 60 days after the date hereof. URI shall compensate MWR for all out-of-pocket expenses incurred by MWR on URI's behalf during such 60 day period.

     4. MUTUAL RELEASES. Except for those matters specifically set forth in this Agreement which create continuing future obligations of the Parties, including but not limited to URI's indemnity obligations pursuant to Section 5 below and Wolffs' and MWR's obligations pursuant to Section 6 below, the Parties hereto, and each of them, for themselves, their respective heirs, assigns and successors in interest, predecessors, subsidiaries, controlled and affiliated corporations and entities, past and present, as well as the respective directors, officers, partners, agents, attorneys, servants, and employees, past and present, and each of them, do hereby acknowledge full and complete satisfaction of, and do hereby release and discharge the others of them, including their respective heirs, assigns and successors in interest, predecessors, subsidiaries, controlled and affiliated corporations and entities, past and present, as well as the respective directors, officers, partners, agents, attorneys, servants, and employees, past and present, and each of them, from any and all claims, demands, and causes or sources of action of whatever kind or nature, known or unknown, suspected or unsuspected, including all rights of and claims for contribution and indemnification, and judgments, which any of them now owns or holds or has at any time heretofore owned or held through the date hereof against any of the other of them, including, but not limited to, those which (i) are or could have been alleged or set forth in any of the pleadings, any interlocutory or final orders, rulings, file, or papers in the Lawsuit; or (ii) arise out of, or are related to, or are in any way connected with any transactions, occurrences, acts or omissions set forth, or facts alleged in the papers on file in the Lawsuit; or (iii) arise out of, are related to, or are in any way connected with the Share Exchange Agreement or the Promissory Note, executed in connection therewith. Specifically excluded from this mutual release are rights, claims, liabilities, causes of action, damages or expenses arising from


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the parties' warranties, representations and covenants in, and their performance of their obligations under this Agreement, including but not limited to, the parties' payment obligations, if any, set forth in Section 3 above, URI's indemnity obligations set forth in Section 5 below, Wolffs' and MWR's indemnity obligations set forth in Section 6 below and MWR's payment obligations set forth in Section 9 below.

     The releases made pursuant to this Section 4 are mutual and are given in consideration for, among other things, the releases made in return by each party being released. Each party expressly reserves any and all claims, demands and cause of action against any and all individuals and entities not expressly released pursuant to this Section 4, including, but not limited to, John H. Morgan, Jr., Daisy R. Morgan, Mark G. Jones, Mark Technologies Corporation, its officers, directors, employees, agents, successors and assigns, Jenny Morgan, Anne Morgan, Victoria Morgan, Morgan Gas and Oil Inc., its officers, directors, employees, agents, successors and assigns, John H. Morgan, Sr. Estate and its beneficiaries, employees and agents, Erma Todt, Helen Leech, Dawn Delvie, Patricia Morgan, Morgan Limited Partnership, its partners, employees, agents, successors and assigns, Morgan Family Charitable Trust, its beneficiaries, employees, agents, successors and assigns, and Alta Mesa Wind Partners, its partners, employees, agents, successors and assigns and the J&M Trust, its beneficiaries, employees, agents, successors and assigns.

     5. INDEMNIFICATION OF MWR AND THE WOLFFS. URI agrees to indemnify and hold harmless MWR and the Wolffs and their respective agents, employees, attorneys, officers, directors, successors and assigns, from any and all claims, causes of action, liabilities, damages, costs, expenses and attorneys' fees arising from or relating in any way to URI or the Share Exchange Agreement, including but not limited to (a) claims which have been or which are asserted by shareholders of URI; (b) claims which are or could have been asserted in the Lawsuit; (c) claims which arise out of or are connected in any way with the transactions, occurrences, acts or omissions set forth in the papers on file in the Lawsuit; and (d) claims which arise from or are connected in any way with Bob's employment as CEO of URI, including but not limited to claims relating to reports which have been or which should have been filed with the Securities and Exchange Commission; provided, however, that the indemnification hereof in favor of Bob shall not apply to any acts of fraud, gross negligence or willful misconduct by Bob. URI may select independent counsel for MWR and the Wolffs, which counsel must be acceptable to MWR and the Wolffs in their reasonable discretion, with respect to the defense of any claim covered by this indemnification and URI agrees to indemnify MWR and the Wolffs with respect to the legal fees and costs associated with such defense. Notwithstanding the above, this indemnification shall not apply to any expenses or damages incurred by MWR prior to the date hereof or any tax liability accruing to MWR and the Wolffs from the transactions contemplated by this Agreement. Upon a demand for payment, URI shall pay any amount owed pursuant to this Section 5 in thirty-six
(36) equal monthly installments.

     6. INDEMNIFICATION OF URI. The Wolffs and MWR agree to indemnify and hold URI and its respective agents, employees, attorneys, officers, directors, successors and assigns harmless, from any and all claims, causes of action, liabilities and damages arising from or relating in any way to this Agreement and the transactions contemplated hereunder. Notwithstanding the above, the indemnification obligations of the Wolffs and MWR hereunder shall be limited to $312,000.00. Upon a demand for payment, MWR and the Wolffs may elect to pay any such amount in thirty-six (36) equal monthly installments.

     7. RESIGNATION. Bob hereby resigns from all positions with URI effective immediately and Bob shall immediately cease to be a signatory on any URI bank accounts.


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     8.   WITHDRAWAL AND COOPERATION.  Bob agrees to withdraw from all activities, if any, with respect to Mark Jones and Mark Technologies Corporation, a California corporation. In addition Bob agrees to fully cooperate with URI with regard to any litigation involving URI, any member of the Morgan family and any matter involving URI and Inter-Mountain Capital Corp. If required to provide testimony in any such proceeding, Bob agrees to testify truthfully in all such matters.

     9. TAX PAYMENT. Within thirty (30) days from the date hereof, the accountants for URI shall calculate the federal, state and local income taxes attributable to MWR's business operations (excluding any impact of salary payable or paid to Bob or any intercompany charges to URI for rent, overhead and administrative expenses) for the period commencing June 1, 1995 and terminating on December 31, 1995. Such taxes shall be determined on the basis as if URI and MWR are not filing a consolidated tax return for the same period or part thereof (whether or not a consolidated return is filed). The amount of such taxes shall be considered an intercompany receivable between URI and MWR. MWR shall pay such tax amount to URI in twelve (12) installments. Simultaneous with the execution of this Agreement, MWR shall pay to URI the sum of $10,000.00 as an initial tax payment. Such payment shall be credited against the amounts owed to URI by MWR pursuant to this Section 9. The balance due to URI shall be paid in eleven (11) additional equal monthly installments, each such installment due on the first day of each month until all eleven installments have been paid in full. The first of the eleven monthly installments shall be due and payable on the first day of the month following the determination of the taxes owed by MWR to URI pursuant to this Section 9.

     10. REPRESENTATIONS AND WARRANTIES OF URI. URI represents and warrants to MWR and the Wolffs (a) that it intends to and shall continue to carry on the business that it has historically conducted; (b) that it owns and controls the assets necessary to conduct its historical line of business; and (c) that it has been an SEC reporting company since 1982.

     11. REPRESENTATIONS AND WARRANTIES OF MWR AND THE WOLFFS. MWR and the Wolffs hereby represent and warrant to URI (a) that MWR intends to and shall continue to carry on the business that it has historically conducted; (b) that MWR owns and controls the assets necessary to conduct its historical line of business; and (c) the Wolffs hereby represent and warrant that the shares of MWR stock which were the subject of the Share Exchange Agreement were not acquired by them within the five year period preceding the date of the Share Exchange Agreement.

     12. OWNERSHIP COVENANT. The Wolffs covenant and agree that they will not knowingly, individually, collectively, or through an affiliate, own shares or other ownership interests in any entity in which Inter-Mountain Capital Corp. or an affiliate thereof has a five percent (5%) ownership interest.

     13. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the parties, their heirs, devisees, personal representatives, legal representatives, successors and assigns.

     14. GOVERNING LAW. All questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereto shall be governed by the laws of the State of Utah.

     15. ATTORNEYS' FEES. If any action is brought because of any breach of or to enforce or interpret any of the provisions of this Agreement, the prevailing party shall be entitled to recover from the other party reasonable attorney's fees and court costs incurred in connection


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therewith, the amount of which shall be fixed by the Court and made a part of any judgment rendered thereby.

     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above appearing.

                              UTAH RESOURCES INTERNATIONAL, INC.,
                              a Utah corporation


                              By: /s/ R. Dee Erickson
                                  ---------------------------------------
                              Its: R. Dee Erickson, Chairman of the Board
                                  ---------------------------------------

                              MIDWEST RAILROAD CONSTRUCTION AND
                              MAINTENANCE CORPORATION,
                              a Wyoming corporation


                              By: /s/ Robert D. Wolff
                                  ---------------------------------------
                              Its: Robert D. Wolff, President
                                  ---------------------------------------

                              /s/ Robert D. Wolff
                              -------------------------------------------
                              Robert D. Wolff

                              /s/ Judith Wolff
                              -------------------------------------------
                              Judith Wolff



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